EXHIBIT 10.6a

EXHIBIT A

TOLLING AGREEMENT AMENDMENT

Between

FIDIA FARMACEUTICI S.P.A. with registered office in Abano Terme (PD), via Ponte della Fabbrica 3/A, Italy, V.A.T. No. 00204260285 (hereinafter “Fidia”)

And

Anika Therapeutics S.r.l. with registered office in Abano Terme (PD), via Ponte della Fabbrica 3/B, Italy, V.A.T. No. 03641500289 (hereinafter “Anika Srl”)

(hereinafter jointly referred to as the “Parties” and each one as a “Party”)

WHEREAS

A.	On December 30, 2009 Fidia and Anika Srl (formerly Fidia Advanced Biopolymers S.r.l.) entered into a Tolling Agreement (the “Tolling Agreement”);

B.	The Parties have discussed and negotiated certain amendments to the Tolling Agreement and reached an agreement as to such amendments.

C.	The Parties intend to formalize the amendments they agreed upon to the Tolling Agreement in this Tolling Agreement Amendment (the “Amendment Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definition included in the Tolling Agreement shall have the same meaning in this Amendment Agreement.

2.	As of the date of this Amendment Agreement, Annex A, Annex C, Annex E and Annex H to the Agreement are replaced by the revised Annex A, Annex C, Annex E and Annex H attached to this Agreement.

3.	The provision ““FOB” has the meaning ascribed to it in INCOTERMS (2010 version);” is hereby deleted from Section 1.1.

4.	The following provision is hereby inserted, in alphabetical order, in Section 1.1:

““EX WORKS” has the meaning ascribed to it in INCOTERMS (2010 version)”

““Product Family” means a grouping of Products that share the same Intermediate (ACP or each HYAFF grade) as well as the Intermediate itself where sold as bulk.”

5.	Section 4.1 of the Agreement is hereby amended as follows:

“For the period up to 30 June 2010, the non-binding forecast attached as Annex I shall apply. For the calendar year 2012 (January to December), and for each consecutive twelve (12) month period thereafter, Customer shall provide Manufacturer with a written twelve (12) month forecast of its estimated orders for Product and/or Intermediates, if any (each a “Forecast”). Each Forecast shall be delivered to Manufacturer at least one hundred and twenty (120) days prior to the beginning of the applicable twelve (12) month period. Said Forecast is a non-binding estimate and shall not obligate Customer to purchase the volume of Product and/or Intermediates set forth in it; provided, however, that eighty percent (80%) of aggregate volume forecasted within each Product Family forecasted in such Forecast shall be purchased by Customer and Customer shall deliver Orders to Manufacturer pursuant to clauses 4.4 and 4.5 (each, an “Order”) during such twelve (12) month period for quantities of Product and/or Intermediates which, in the aggregate for each Product Family, amount to at least the binding portion of such Forecast. A Product Family consists of products sharing a common Intermediate (ACP or same grade of HYAFF (Hyaff 11p75 - Hyaff 11 p75HE TBA - Hyaff 11 pl00 BA - Hyaff 11pl00 TBA).

For 2011, the forecast submitted by Customer to Manufacturer on April 29, 2011 was the official forecast for that year, and eighty percent (80%) of the aggregate volume forecasted shall be binding upon Customer. Customer shall deliver Orders to Manufacturer pursuant to clauses 4.3 and 4.4 (each, an “Order”) during such twelve (12) month period for quantities of Product and/or Intermediates which, in the aggregate, amount to at least the binding portion of such forecast.

On the last day of each quarter (31 December, 31 March, 30 June, 30 September) during a calendar year, the Customer will submit an updated 12- month rolling forecast of which the first three (3) months shall be binding and the other nine (9) months shall be for information purpose only and not binding in nature”.

6.	Section 4.9.1 of the Agreement is hereby amended as follows:

“Subject to clause 4.2 and 4.3, Manufacturer shall deliver 100% of the Product and/or Intermediates set forth in an Order with a range of tolerance equal to +/- 10% within five days following, or one day prior to, the date specified on the applicable Order. In cases where the Manufacture is unable to deliver 100% of an order within thirty (30) days after the specified delivery date, the Customer can request rework or repackaging of an equivalent product into the configuration ordered, at the Manufacturer's expense. For other cases, should the Manufacturer more than once during rolling twelve (12) month period fail to provide any quantity of the Product and/or Intermediates ordered with an Order placed for forecasted quantity and not cure such default within ninety (90) days after the date of such failure, then the Customer reserves the right to take any or all of the following actions:

2

a)	arrange for direct expedited routing of the Product and/or Intermediates (with the entire cost of such expedited routing to be borne by Manufacturer); or
b)	terminate the Order upon Notice to Manufacturer and purchase substitute Product and/or Intermediate from another supplier. Such Product and/or Intermediate purchased from another supplier shall count towards the total quantity with respect to the binding forecast requirements of clause 4.1.

7.	Section 5.1 of the Agreement is hereby amended as follows:

“The customer has two facilities; one in Abano Terme, Italy and the other in Bedford, Massachusetts, USA. Delivery to Customer's Abano Terme warehouse in Abano Terme, Italy and delivery to the Customer's Bedford warehouse shall be EX WORKS Manufacturer facility in Abano Terme, Italy, unless otherwise agreed by the Parties. All Product and /or Intermediate shall be properly packed, marked and delivered by Manufacturer in accordance with the Specifications an instructions included in the Order in a format previously agreed upon by the Parties”.

8.	Section 9.1 of the Agreement is hereby amended as follows:

“The risk of loss in connection with the Products and/or Intermediates shall pass to the Customer upon delivery in accordance with Section 5.1”.

9.	Section 10.1 of the Agreement is hereby amended as follows:

“Title to the Products and/or Intermediates will pass upon delivery to the Customer in accordance with Section 5.l”.

Except as set forth above, the Tolling Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed or caused this Tolling Agreement Amendment to be executed.

Effective January 1, 2012

FIDIA FARMACEUTICI S.P.A.

By:	/s/ Antonio Germani

ANIKA THERAPEUTICS S.R.L.

By:	/s/ Charles H. Sherwood

3